Exhibit (a)(4)

EMPLOYEE E-MAIL

June 8, 2010

Dear Colleagues:

To bring you up to speed on the Couche-Tard situation, I want to let you know that following Couche-Tard’s launch of a $36.00 per share “tender offer” for all outstanding shares of Casey’s last week, our Board of Directors, in consultation with our advisors, voted to recommend that Casey’s shareholders reject Couche-Tard’s tender offer.  As you’ll recall, a tender offer is a formal offer from Couche-Tard to purchase all Casey’s shares directly from Casey’s shareholders.  We have announced today that our Board is recommending that shareholders not tender their shares.

After a thorough evaluation, our Board has concluded that Couche-Tard’s offer significantly undervalues Casey’s and is not in the best interests of Casey’s, its shareholders and other constituencies including our employees.  We are confident that Casey’s can create far greater value from our industry leading performance, significant growth opportunities, successful execution of our strategic initiatives, strong balance sheet and real estate position, and the benefits of our highly differentiated business model and well-regarded self-distribution system.

Also, yesterday Casey’s received Couche-Tard’s formal notice of its intention to nominate nine individuals for election to Casey’s Board at the Company’s 2010 Annual Meeting.  Our Board will evaluate Couche-Tard’s submission and candidates consistent with the Company’s bylaws.

In short, our Board and management team are confident about Casey’s growth plans, and are committed to serving the best interests of shareholders, employees, the communities in which we operate and our other important constituencies.  Thank you for remaining focused on your responsibilities and working hard every day to achieve our goals.  Once again, I’ll remind you that we all must continue to operate business-as-usual and not allow Couche-Tard’s overtures to become a distraction.  Thanks to your tremendous contributions, Casey’s remains well-positioned for future success.

As always, if you receive any media or other outside inquiries regarding this situation, please direct them to Bill Walljasper at (515) 965-6505.  If you have a personal question please contact a member of executive management; Terry Handley, Bill Walljasper, Sam Billmeyer or Julie Jackowski as appropriate.

Best regards,

Robert Myers

Important Information

This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities.  In response to the tender offer commenced by Alimentation Couche-Tard, Inc. (“Couche-Tard”) referred to in this communication, Casey’s General Stores, Inc. (“Casey’s”) has filed a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”).  Investors and security holders are urged to read the solicitation/recommendation statement with respect to the tender offer and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the tender offer and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.  In addition, the solicitation/recommendation statement with respect to the tender offer and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Casey’s will file with the SEC and mail to its shareholders a proxy statement in connection with its 2010 Annual Meeting of Shareholders.  Investors and security holders are urged to read the proxy statement relating to the 2010 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information.  Investors and security holders will be able to obtain a free copy of the proxy statement and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.  In addition, the proxy statement and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc.,Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Certain Information Concerning Participants

Casey’s, its directors and executive officers may be deemed to be participants in the solicitation of Casey’s security holders in connection with its 2010 Annual Meeting of Shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Casey’s Annual Report on Form 10-K for the year ended April 30, 2009, which was filed with the SEC on June 29, 2009, and its proxy statement for the 2009 Annual Meeting of Shareholders, which was filed with the SEC on August 10, 2009.  To the extent holdings of Casey’s securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the 2010 Annual Meeting of Shareholders when it is filed by Casey’s with the SEC.  These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.

Forward-Looking Statements

This communication contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements represent our expectations or beliefs concerning future events that may not prove to be accurate.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions are used to identify forward-looking statements.  We caution you that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risk that our cash balances and cash generated from operations and financing activities will not be sufficient for our future liquidity and capital resource needs, competition in the industry in which we operate, changes in the price or supply of gasoline, tax increases or other changes in the price of or demand for tobacco products, potential liabilities and expenditures related to compliance with environmental and other laws and regulations, the seasonality of demand patterns, weather conditions, future actions by Couche-Tard in connection with its unsolicited tender offer to acquire Casey’s, the risk that disruptions or uncertainty from Couche-Tard’s unsolicited tender offer will divert management’s time and harm Casey’s relationships with our customers, employees and suppliers and the other risks and uncertainties included from time to time in our filings with the SEC.  We further caution you that other factors we have not identified may in the future prove to be important in affecting our business and results of operations.  We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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